Exhibit 4.12

STOCK OPTION AGREEMENT

Non-Employee Director Option – Sign-On Grant

THIS STOCK OPTION AGREEMENT (the “Agreement”), made by and between Dell Technologies Inc., a Delaware corporation (the “Company”), and                     (the “Optionee”), is effective as of                     , 2016 (the “Grant Date”). Any capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Dell Technologies Inc. 2013 Stock Incentive Plan, as amended and restated from time to time (the “Plan”).

WHEREAS, as an incentive for the Optionee’s efforts during the Optionee’s Employment with the Company and its Affiliates, the Company wishes to afford the Optionee the opportunity to purchase a number of shares of Class C Common Stock (the “Class C Shares”) and a number of shares of Class V Common Stock (the “Class V Shares” and, together with the Class C Shares, the “Shares”), pursuant to the terms and conditions set forth in this Agreement and the Plan; and

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement, pursuant to which the Committee has instructed the undersigned officer to issue the Stock Award described below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Defined Terms. Capitalized terms not otherwise defined herein shall have the same meaning set forth in the Plan.

(a) “Cause” means: (i) the Optionee’s material violation of (x) the Optionee’s obligations regarding confidentiality or the protection of sensitive, confidential or proprietary information, or trade secrets, or (y) any other restrictive covenant by which the Optionee is bound, that in each case results in greater than de minimis harm to the Company and its Subsidiaries’ reputation or business; (ii) the Optionee’s conviction of, or plea of guilty or no contest to, a felony or crime that involves moral turpitude; or (iii) conduct by the Optionee which constitutes gross neglect, insubordination, willful misconduct, or a material breach of a fiduciary duty to the Company, any of its Subsidiaries or the shareholders of the Company that results in material harm to the Company and its Subsidiaries’ reputation or business and that the Optionee has failed to cure within thirty (30) days following written notice from the Board. This definition shall also be the definition of “Cause” for all purposes under the Management Stockholders Agreement.

ARTICLE II

GRANT OF OPTIONS

Section 2.1. Grant of Option. For good and valuable consideration, on and as of the Grant Date, the Company irrevocably grants to the Optionee an Option to purchase any part or all of an aggregate number of                     Class C Shares and                     Class V Shares, subject to the adjustment as set forth in Section 2.3 hereof (collectively, the “Option”).

Section 2.2. Exercise Price.

Subject to Section 2.3 hereof, the per share exercise price of the Class C Shares covered by the Option shall be $    (the “Class C Option Price”) and the per share exercise price of the Class V Shares covered by the Option shall be $    (the “Class V Option Price).

Section 2.3. Adjustments to Option.

The Option shall be subject to adjustment pursuant to Section 10 of the Plan.

ARTICLE III

PERIOD OF EXERCISABILITY

Section 3.1. Vesting and Commencement of Exercisability.

(a) General. Subject to the Optionee’s continued Employment on such date, the Option shall vest and become exercisable with respect to 25% of the Class C Shares subject to the Option and 25% of the Class V Shares subject to the Option on each of the first, second, third and fourth anniversaries of the Grant Date; provided, that, 100% of the Shares subject to the Option shall vest and become exercisable on a Change in Control.

(b) Accelerated Vesting on Termination without Cause or Due to Death or Disability. If the Optionee’s Employment is terminated by the Company without Cause or due to the Optionee’s death or Disability, the Option shall vest and become immediately exercisable with respect to all of the Shares subject thereto upon the date of such termination.

(c) Termination of Employment. Except as set forth in Section 3.1(b) above, no portion of the Option shall vest and become exercisable as to any additional Shares upon or following the termination of the Optionee’s Employment. The portion of the Option that is unvested and unexercisable as of the date of the Optionee’s termination of Employment for any reason shall immediately expire on the date of such termination without consideration or payment therefor.

Section 3.2. Expiration of Option.

The Optionee may not exercise the exercisable portion of the Option to any extent after the first to occur of the following events:

(a) the tenth anniversary of the Grant Date;

(b) immediately upon the date of the Optionee’s termination of Employment, if the Optionee’s Employment is terminated by the Company or any of its Affiliates, as applicable, for Cause; or

(c) the expiration of the nine (9) month period following the date of the Optionee’s termination of Employment if the Optionee’s Employment terminates for any reason other than for Cause.

ARTICLE IV

EXERCISE OF OPTION

Section 4.1. Person Eligible to Exercise.

Except as otherwise permitted by the Committee in writing or by the Management Stockholders Agreement, the Optionee is the only Person that may exercise the exercisable portion of the Option, unless and until the Optionee dies or suffers a Disability. After the Disability or death of the Optionee, the exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.2 hereof, be exercised by the Optionee’s personal representative, guardian or by any person empowered to do so under the Optionee’s will or under the then Applicable Laws of descent and distribution or, if applicable, under a trust or other estate planning vehicle to which the Option was transferred for the benefit of the Optionee’s immediate family.

Section 4.2. Exercisability of Option.

Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.2; provided, however, that any partial exercise shall be for whole Shares only. For the avoidance of doubt, the Option shall not be exercisable with respect to any of the Shares subject thereto prior to the date (if any) the Option has vested with respect to such Shares in accordance with Section 3.1.

Section 4.3. Manner of Exercise.

Any exercisable portion of the Option may be exercised solely by delivering to the Office of the Secretary of the Company at the Company’s principal office all of the following prior to the time when the Option or such portion becomes unexercisable under Section 3.2:

(a) notice in writing signed by the Optionee or the other Person then entitled to exercise the Option or portion thereof, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Committee; provided, that such rules do not impose any substantive requirements on the Optionee which are inconsistent with the terms of this Agreement or the Plan;

(b) full payment of the aggregate Class C Option Price for the Class C Shares and the aggregate Class V Option Price for the Class V Shares, in each case with respect to which such Option or portion thereof is exercised (i) in cash (by check or wire transfer or a combination of the foregoing), (ii) by a “net exercise” method whereby (A) the aggregate Class C Option Price for the Class C Shares being acquired upon exercise is satisfied by the Company withholding, from the Class C Shares otherwise issuable to the Optionee, that number of Class C Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the product of (x) the Class C Option Price and (y) the number of Class C Shares with respect to which the Option is being exercised and (B) the aggregate Class V Option Price for the Class V Shares being acquired upon exercise is satisfied by the Company withholding from the Class V Shares otherwise issuable to the Optionee, that number of Class V Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the product of (x) the Class V Option Price and (y) the number of Class V Shares with respect to which the Option is being exercised, or (iii) any combination of the foregoing methods, as elected by the Optionee;

(c) a bona fide written representation and agreement, in a form satisfactory to the Committee, signed by the Optionee or other Person then entitled to exercise such Option or portion thereof, stating that (i) unless the Shares are registered on a Form S-8 or the Company in its sole discretion determines that another exemption applies, the individual exercising the Option is an accredited investor (within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act) and (ii) the Shares are being acquired for the Optionee’s own account, for investment and without any present intention of distributing or reselling said Shares or any of them except as may be permitted under the Securities Act; provided, however, that the Committee may, in its reasonable discretion, take whatever additional actions it deems reasonably necessary to ensure the observance and performance of such representation and agreement and to effect compliance with the Securities Act and any other federal or state securities laws or regulations;

(d) if such exercise is for any Class C Shares, unless already delivered, a written instrument (a “Joinder”) pursuant to which the Optionee agrees to be bound by the terms and conditions of the Management Stockholders Agreement with respect to Class C Shares to the same extent as a Management Stockholder thereunder, as provided as Annex A to the Management Stockholders Agreement;

(e) full payment to the Company or any of its Affiliates, as applicable, of all amounts which, under federal, state, local and/or non-U.S. law, such entity is required to withhold upon exercise of the Option; and

(f) in the event the Option or portion thereof shall be exercised pursuant to Section 4.1 by any Person or Persons other than the Optionee, appropriate proof of the right of such Person or Persons to exercise the Option.

Without limiting the generality of the foregoing, any subsequent transfer of Class C Shares shall be subject to the terms and conditions of the Management Stockholders Agreement and the Committee may require an opinion of counsel acceptable to it to the effect that any subsequent transfer of Class C Shares acquired on exercise of the Option does not violate the Securities Act, and may, in its reasonable discretion, issue stop-transfer orders covering such Class C Shares.

Section 4.4. Conditions to Issuance of Shares.

The Company shall not be required to record the ownership by the Optionee of the Shares purchased upon the exercise of an Option or portion thereof prior to fulfillment of all of the following conditions:

(a) the obtaining of approval or other clearance from any federal, state, local or non-U.S. governmental agency or stock exchange or over-the-counter market listing requirements which the Committee shall, in its reasonable and good faith discretion, determine to be necessary or advisable;

(b) the lapse of such reasonable period of time following the exercise of the Option as the Committee may from time to time establish for reasons of administrative convenience (which period shall not exceed four (4) business days if established for administrative convenience) or as may otherwise be required by Applicable Law; and

(c) with respect to Class C Shares only, the execution and delivery of the Joinder by the Optionee to the extent the Optionee is not already a party to the Management Stockholders Agreement.

Section 4.5. Rights as Stockholder.

No later than four (4) business days following the date on which the Optionee exercises the Option (or portion thereof) in a manner satisfying Section 4.3, the Optionee shall have all rights and privileges of stockholders of the Company in respect of the Shares acquired upon such exercise and in no event shall the Optionee have such rights and privileges until the earlier of the date such Shares are issued or the date that is four (4) business days following the date on which the Optionee exercises the Option (or any portion thereof).

ARTICLE V

MISCELLANEOUS

Section 5.1. Administration.

Subject to the terms of the Plan and this Agreement, the Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option. In its absolute discretion, the Board may at any time, and from time to time, exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 5.2. Option Not Transferable.

Except as otherwise permitted by the Committee in writing, neither the Option nor any interest or right therein or part thereof shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that, to the extent permitted by Applicable Law, this Section 5.2 shall not prevent transfers by will or by the Applicable Laws of descent and distribution.

Section 5.3. Applicability of the Plan and the Management Stockholders Agreement.

The Option, and the Shares issued to the Optionee upon exercise of the Option, shall be subject to all of the terms and provisions of the Plan and the Management Stockholders Agreement, to the extent applicable to the Option and such Shares. Any disputes regarding the determination of matters contemplated in the Management Stockholders Agreement shall be determined in accordance with Section 7.3 (Governing Law) and Section 7.4 (Submissions to Jurisdictions; WAIVER OF JURY TRIAL) of the Management Stockholders Agreement. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control. In the event of any conflict between this Agreement or the Plan and the Management Stockholders Agreement, the terms of the Management Stockholders Agreement shall control.

Section 5.4. Notices.

Any notice to be given under the terms of this Agreement shall be contained in a written instrument delivered in person or sent by facsimile (with written confirmation of transmission), e-mail (with written confirmation of transmission) or a nationally-recognized overnight courier, which shall be addressed, in the case of the Company, to the Office of the Secretary; and if to the Optionee, to the address, e-mail address or facsimile number appearing in the personnel records of the Company or any of its Affiliates, as applicable. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to that party. Any notice which is required to be given to the Optionee, shall, if the Optionee is then deceased, be given to the Optionee’s personal representative if such representative has previously informed the Company of the representative’s status and address by written notice under this Section 5.4. Any and all notices, designations, offers, acceptances or other communications shall be conclusively deemed to have been given, delivered or received (i) in the case of personal delivery, on the day of actual delivery thereof, (ii) in the case of facsimile or e-mail, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the business day during which such normal business hours next occur if not given during such hours on any day, and (iii) in the case of dispatch by nationally-recognized overnight courier, on the next business day following the disposition with such nationally-recognized overnight courier. By notice complying with the foregoing provisions of this Section 5.4, each party shall have the right to change its mailing address, e-mail address or facsimile number for the notices and communications to such party. The Company and the Optionee hereby consent to the delivery of any and all notices, designations, offers, acceptances or other communications provided for herein by electronic transmission addressed to the e-mail address or facsimile number of the Company and the Optionee, as applicable, as provided herein.

Section 5.5. Titles; Interpretation.

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement. Defined terms used in this Agreement shall apply equally to both the singular and plural forms thereof. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “hereunder” shall mean this entire Agreement as a whole unless reference to a specific section or provision of this Agreement is made. Any reference to a Section, subsection and provision is to this Agreement unless otherwise specified.

Section 5.6. No Right to Employment or Additional Options or Stock Awards.

Nothing in this Agreement or in the Plan shall confer upon the Optionee any right to continue in Employment, or shall interfere with or restrict in any way the rights of the Company and its Affiliates, which are hereby expressly reserved, to terminate the Employment of the Optionee at any time for any reason whatsoever, with or without Cause, subject to the applicable provisions, if any, of the Optionee’s Employment agreement (if any such agreement is in effect at the time of such termination). Neither the Optionee nor any other Person shall have any claim to be granted any additional Options or any other Stock Awards and there is no obligation under the Plan for uniformity of treatment of Participants, or holders or beneficiaries of Options or other Stock Awards. The terms and conditions of the Option granted hereunder or any other Stock Award granted under the Plan or otherwise and the Committee’s determinations and interpretations with respect thereto and/or with respect to the Optionee and any other Participant need not be the same (whether or not the Optionee and any such Participant are similarly situated).

Section 5.7. Nature of Grant.

In accepting the grant, the Optionee acknowledges that, regardless of any action the Company or its Affiliates takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items legally due by the Optionee is and remains the Optionee’s responsibility, and the Optionee shall pay to, and indemnify and keep indemnified, the Company and its Affiliates from and against Tax-Related Items legally due by the Optionee that are attributable to the exercise of, or any benefit derived by the Optionee from, the Option and that the Company and its Affiliates (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Agreement, including the grant, vesting or exercise of this Option, the subsequent sale of Shares acquired pursuant to such exercise or the receipt of any dividends with respect to such Shares; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Optionee’s liability for Tax-Related Items.

Section 5.8. Governing Law.

This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to conflicts of law principles thereof.

[Signature on next page.]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

DELL TECHNOLOGIES INC.

By:
Name:
Title:

Optionee

[Insert Name]

[Signature Page to Non-Employee Director Option Agreement – Sign-On Grant]